Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: February 21, 2023

KHOSLA VENTURES III, L.P.

By:	Khosla Ventures Associates III, LLC, a
Delaware limited liability company and general partner of Khosla Ventures III, L.P.

By:	/s/ Vinod Khosla
Vinod Khosla, Managing Member

KHOSLA VENTURES ASSOCIATES III, LLC

By:	/s/ Vinod Khosla
Vinod Khosla, Managing Member

VK SERVICES, LLC

By:	/s/ Vinod Khosla
Vinod Khosla, Manager

/s/ Vinod Khosla
Vinod Khosla